Exhibit 11

September 7, 2021

Ultimus Managers Trust

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Re:	Opinion of Counsel Relating to the Registration Statement Filed on Form N-14 Under the Securities Act of 1933

Trustees:

We have been requested by Ultimus Managers Trust (the "Trust"), an open-end investment company with transferable units of interest (shares) established under the laws of the State of Ohio by an Agreement and Declaration of Trust dated February 28, 2012, as amended and restated July 12, 2021 (the "Declaration"), for our opinion with respect to certain matters relating to the Westwood Quality Value Fund, Westwood Total Return Fund, Westwood Quality SMidCap Fund, Westwood Quality SmallCap Fund, Westwood Income Opportunity Fund, Westwood High Income Fund, and Westwood Alternative Income Fund (each an "Acquiring Fund" and together the "Acquiring Funds"), each a series of the Trust. We understand that the Trust is about to file a definitive registration statement on Form N-14 (the "Registration Statement") for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended, in connection with the proposed acquisition by each Acquiring Fund of all of the assets of a respective identically-named acquired fund, each a series of The Advisors' Inner Circle Fund (each an "Acquired Fund" or collectively "Acquired Funds"), in exchange solely for shares of the respective Acquiring Fund and the assumption by the respective Acquiring Fund of all the liabilities of the respective Acquired Fund pursuant to an Agreement and Plan of Reorganization (the "Plan"), the form of which was included in the Registration Statement on Form N-14.

We have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement. All assumptions and statements of reliance herein have been made without independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Trust's Declaration, the Trust's By-Laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

4842-4425-4198.1

Ultimus Managers Trust

September 7, 2021

Based upon the foregoing, it is our opinion that the shares of each respective Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to matters of Ohio law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to, or related to, the Trust's Registration Statement on Form N-14. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/Thompson Hine LLP

Thompson Hine LLP

AJD/JMS